Exhibit 99.1

April 21, 2009	CONTACTS:	Investor Relations –	Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059
		Media Relations –	Rick Rainey
		Phone:	(713) 381-3635

TEPPCO EXITS TEXAS OFFSHORE OIL PORT AND PIPELINE PROJECT

HOUSTON –  TEPPCO Partners, L.P. (NYSE:TPP) announced today that, effective April 16, 2009, its affiliate, TEPPCO O/S Port System, LLC, has elected to dissociate, or exit from, the Texas Offshore Port System partnership (“TOPS”) and forfeit its  investment and its one-third ownership interest in the partnership.  As a result, TEPPCO expects to record a non-cash charge of approximately $34 million against its earnings for the second quarter of 2009.  The decision to dissociate from TOPS was in connection with a disagreement with one of its partners, an affiliate of Oiltanking Holdings America, Inc.

Enterprise Offshore Port System, LLC, an affiliate of  Enterprise Products Partners L.P. (NYSE:EPD), has also elected to dissociate  from TOPS effective April 16, 2009.

In August 2008, affiliates of TEPPCO, Enterprise and Oiltanking Holding Americas, Inc. formed a joint venture to design, construct, own and operate a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast.  The TOPS project includes an offshore port, two onshore storage facilities with approximately 5.1 million barrels of total crude oil storage capacity, and an associated 160-mile pipeline system with the capacity to deliver up to 1.8 million barrels per day of crude oil.  The total cost of the project had been estimated at $1.8 billion.

Oiltanking has alleged in a response to the notices of dissociation that the dissociation of affiliates of TEPPCO and Enterprise was wrongful and in breach of the TOPS partnership agreement.  TEPPCO believes that its actions in dissociating from the partnership are permitted by, and in accordance with, the terms of the TOPS partnership agreement and, should the need arise, intends to vigorously defend such actions.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico. For more information, visit TEPPCO’s website (www.teppco.com). Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE:EPE).

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.'s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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